UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 31, 2010
Date of Report (Date of earliest event reported)

BELLTOWER ENTERTAINMENT CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52861	47-0926548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11684 Ventura Boulevard Suite 685 Studio City, CA 91604
(Address of principal executive offices) (Zip Code)

(877) 355-1388
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check  the  appropriate  box  below  of the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Effective at the close of business on October 31, 2010, Lawrence Lichter resigned as an officer of the registrant.  The resignation was not the result of any disagreement with the registrant on any matter relating to registrant’s operations, policies or practices.

Item 8.01.    Other Events.

On March 24, 2010, the registrant executed and delivered to First Niagara Bank, a Term Note in the original principal amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Note”) to partially finance the film “Little Treasure.”  The Note executed by the registrant contains a confession of judgment provision authorizing the entry of judgment against the registrant for the entire principal balance of the Note, all accrued interest, late charges and any and all amounts expended or advanced by Plaintiff relating to any collateral securing the indebtedness, together with costs of suit and an attorney's commission of ten percent (10%) of the unpaid principal balance and accrued interest for collection.  First Niagara Bank claims that the registrant is in default under the Note for, among other reasons, the termination of the March 24, 2010 Escrow Agreement by and among the registrant, Indie Film Exchange Holding, Inc. and Keevican Weiss Bauerle & Hirsch LLC.  Further, the Note authorizes the entry of a confession judgment against the registrant after the amounts under the Note become due.  Demand for payment has been made upon registrant (and Donald Bell, as guarantor) by First Niagara Bank and the registrant has not paid any sums.  Registrant had provided a small interest reserve in an account maintained by Plaintiff and, as of October 28, 2010, a small balance exists.  In addition, on April 22, 2010, registrant entered into an agreement with William Morris Endeavor for the services of Forest Whitaker related “Little Treasure” and to secure the services of Mr. Whitaker, registrant had deposited into an escrow account the amount of $750,000.  The balance on deposit as of October 31, 2010 is $150,000.  The registrant believes that First Niagara Bank will file (or has filed) a complaint in confession of judgment in Pennsylvania against registrant (and against Donald K. Bell, as guarantor).  Registrant believes that the amount claimed is approximately $1,100,000.

Registrant is unable to repay this obligation unless we are successful in obtaining additional financing of Little Treasure and complete its production, or either.  As of July 31, 2010, registrant had total assets of $949,804 (including $437,089 in film costs and $164,884 in goodwill) and total liabilities of $1,202,678 and registrant had a negative net worth of ($252,874).  As of July 31, 2010, registrant had a cash balance of $26,194.

Film costs include all direct costs incurred in the physical production of a film, such as the costs of story and scenario (film rights to books, stage plays, or original screenplays); compensation of cast, directors, producers, and extras; costs of set construction, operations, and wardrobe; costs of sound synchronization; costs of rental facilities on location; and postproduction costs (music, special effects, and editing).  They may also include allocations of production overhead and capitalized interest costs.  Film costs are capitalized until the production is completed.  The costs are then amortized according to the individual-film-forecast method.

Registrant will require additional funds in order to complete Little Treasure and to meet our reporting requirements under the Securities Exchange Act of 1934, as amended.

Registrant and 3A Productions, a Nevada corporation and a subsidiary of registrant, was in the process of developing a film project currently known as "Smokescreen," an action-adventure story about marijuana smuggling based upon a Robert Sabbag novel of the same name.  Registrant is currently in default, for non payment of sums due, pursuant to the Writer’s Agreement with Paul Cuschieri, Option and Life Rights Purchase Agreement with Allen Long, and the Option and Literary Purchase Agreement with Robert Sabbag, with related agreements.  Although registrant has not yet received a notice of default, it currently intends to abandon the project.

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SIGNATURES

Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the Registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

BELLTOWER ENTERTAINMENT CORP.

Date: November 3, 2010	By:	/s/ Donald K. Bell
Donald K. Bell
President & CEO

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